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                                                                     EXHIBIT 4.5

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of July 10, 1998, is made and entered into between BLUE RIDGE INVESTORS LIMITED PARTNERSHIP, a North Carolina limited partnership (the "Purchaser") which is a Federal Licensee under the Small Business Investment Act of 1958, as amended (the "SBIC Act"); I 3S, INC., a Texas corporation (the "Company"); JAMES R. PRICE, GARY A. DOBBINS, CLAY C. SCOTT, JR., CHARLES BO PRICE, GEORGE VENNER, and I3S FUNDING I, L.L.C. ("Funding") the sole existing holders of capital stock of the Company (the "Shareholders") who execute this Agreement solely for the purpose of agreeing to the provisions of Section 2 hereof and waiving any and all preemptive rights with respect to the issuance of the Class C Shares hereunder.

         Purchaser wishes to purchase from the Company, and the Company wishes to sell to Purchaser, 875,000 shares of the Company's Class C Common Stock, no par value per share (the "Class C Shares"), on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1. SALE AND PURCHASE OF CLASS C SHARES; THE CLOSING

         a. Sale and Purchase of Class C Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing provided for in paragraph 1.d. below, the Company shall sell to Purchaser, and Purchaser shall buy from the Company, Eight Hundred Seventy Five Thousand (875,000) Class C Common Shares for an aggregate purchase price of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000). The Class C Shares shall represent at the time of issuance 6.5029% of all outstanding common stock of the Company on a fully diluted basis (i.e. calculated as



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if all outstanding options, warrants or other rights to acquire or purchase shares of the Company's common stock, had been exercised).

         b. Payment of Purchase Price. At the Closing, Purchaser shall deliver the sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) to the Company by way of a wire transfer in complete payment for the Class C Shares.

         c. Delivery of Stock Certificate. In consideration for Purchaser's payment for the Class C Shares, at the Closing the Company shall deliver to Purchaser a stock certificate representing the Class C Shares.

         d. The Closing. The closing of the sale and purchase of the Class C Shares contemplated hereby (the "Closing"), shall take place at the offices of the Company, 1330 River Bend, Suite 600, Dallas, Texas, at 10:00 a.m. on the date hereof, or such other date and time as Purchaser and the Company shall mutually agree in writing (the "Closing Date"). At the Closing, the Company simultaneously shall sell 875,000 shares of Class C Common Stock to Spotswood Capital, LLC ("Spotswood") for $1,750,000 on substantially the same terms and conditions that are set forth herein with respect to the sale of the Class C Shares to Purchaser.

2. PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF THE CLASS C SHARES

         a. Voting. Except as provided in Section 2.i below, the Class C Shares shall be entitled to vote on all matters voted on at a shareholders' meeting, with the same voting rights per share as are granted to the Company's Class A Common Stock and Class B Common Stock. Purchaser acknowledges that 258,521 of the Class C Shares shall be transferred to a voting trust pursuant to a Voting Trust Agreement to be executed and delivered at Closing substantially in the form of Exhibit A attached hereto.

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         b. Preemptive Rights. Until such time as a Purchaser Approved Offering
(as defined below) has been consummated or Purchaser has otherwise sold all of its Class C Shares or other equity interests in the Company, Purchaser shall have preemptive rights with regard to any future issuances of common stock of the Company (other than an issuance of common stock pursuant to options that are approved by the holders of the Company's Class B Common Stock) permitting Purchaser to purchase additional common shares pro rata at the same price and on the same terms and conditions of such issuance; provided, however, that if the holders of the Company's Class B Common Stock waive their rights with respect to a future issuance of common stock, Purchaser shall not have preemptive rights with respect to that issuance. For purposes of this Agreement, a Purchaser Approved Offering shall mean the consummation of an underwritten public offering of common stock of the Company on the New York Stock Exchange, the American Stock Exchange, or The Nasdaq Stock Market, Inc. pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), covering the offer and sale of common stock of the Company to the public at a price resulting in gross proceeds from such sale to the Company (before deduction of underwriting discounts and expenses of sale) of not less than $50,000,000.

         c. Right of First Refusal. Except in the event of and after the consummation of a Purchaser Approved Offering, and except for gifts, charitable donations or sales in each case representing less than One Percent (1%) of the Company's outstanding common stock in the aggregate, no shareholder shall be permitted to dispose of any shares of the Company's common stock unless such shares shall have been offered for sale in writing first to the Company and then to the other shareholders of the Company pro rata. In the event a shareholder desires to transfer any

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common shares, the shareholder desiring to make such transfer (the "Transferring
Shareholder") shall deliver written notice (the "Offer Notice") to the Company and to all other shareholders at least sixty (60) days prior to the proposed transfer. The Offer Notice will disclose in reasonable detail the proposed number of shares to be transferred, the proposed transferee and the proposed price, terms and conditions of the transfer.

                  i. Upon receipt of the Offer Notice, the Company shall have the option (the "Company's Option") for a period of thirty (30) days to purchase or otherwise acquire all or part of the shares described in the Offer Notice for an aggregate amount (such aggregate amount being hereinafter referred to as the "Option Price") equal to the bona fide purchase price to be paid by the proposed purchaser as described in the Offer Notice (which amount shall be zero if the proposed transfer would take the form of a gift or other gratuitous transfer). The Company shall notify in writing all then current shareholders as to whether it will exercise, partially exercise or not exercise the Company's Option before the expiration of the Company's Option.

                  ii. In the event that the Company does not elect to fully exercise the Company's Option within thirty (30) days after receipt of the Offer Notice, the remaining shareholders shall have the option (each a "Shareholder's Option") for a period of ten (10) days from the earlier of (i) their receipt of written notice from the Company of its decision not to exercise or to only partially exercise the Company's Option, or (ii) the expiration of the Company's Option (the "Other Shareholder Election Period"), to purchase or otherwise acquire all or part of the remaining shares which the Company does not choose to purchase pursuant to the Company's Option, in proportion to their respective ownership of shares which, for purposes of such determination, shall include without duplication all outstanding options, warrants or other rights owned by such shareholders that are

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convertible into shares as of the date of such notice from the Company (or the expiration of the Company's Option), for an amount equal to the applicable portion of the Option Price. Each shareholder shall notify in writing all then current shareholders as to whether such shareholder will exercise, partially exercise or not exercise the shareholder's option before the expiration of the Other Shareholder Election Period.

                  iii. For a period of ten (10) days from the earlier of (i) the receipt by the other shareholders of a written notice from a shareholder that it does not want to exercise its option or will only partially exercise its option, or (ii) the expiration of the Other Shareholder Election Period, the other shareholders shall have the right to purchase or otherwise acquire such shareholder's portion of the shares described in the Offer Notice in proportion to their respective ownership of shares (determined as described in Section 2.c.ii. above).

                  iv. If shares of a Transferring Shareholder remain unsold after compliance with the procedures set forth in this Section 2.c., the Company shall have the final option for ten (10) days to purchase or otherwise acquire all of the remaining shares proposed to be transferred for an amount equal to the applicable portion of the Option Price. If, however, the Company and the other shareholders do not individually or collectively elect to purchase all of the shares being offered, the Transferring Shareholder may, within thirty (30) days after the expiration of the Other Shareholder Election Period (subject to the provisions of Section 2.c.vi. below), transfer all of the shares specified in the Offer Notice to the transferee identified in the notice at the price and terms stated in the Offer Notice. Any shares so transferred thereupon shall continue to be subject to this Agreement, and the transferee shall have the rights and obligations set forth in this Agreement hereunder with respect to such shares. If the Transferring Shareholder fails to consummate such transfer within the thirty-day



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period after the expiration of the Other Shareholder Election Period, any transfer of the shares thereafter shall again be subject to the provisions of this Section 2.c.

                  v. Unless otherwise agreed in writing, signed by the person against whom such writing is sought to be enforced, the closing of any acquisition of common shares hereunder pursuant to the Company's Option or a Shareholder's Option shall take place within forty-five (45) days of an applicable option's exercise. If any such closing does not take place within such forty-five day period, then the shares that were to be acquired shall be offered in accordance with this Section 2.c.
as though the applicable option had not been exercised.

                  vi. Notwithstanding the foregoing provisions of this Section 2.c., the following shall apply in the event of any Involuntary Transfer of common shares. An "Involuntary Transfer" shall mean any transfer caused by the death of a shareholder, as well as any transfer, proceeding or action by, through, as a consequence of, or in which a shareholder shall be deprived or divested of any right, title or interest in or to any of the common stock of the Company, including, without limitation, any seizure under levy, attachment or execution, any transfer in connection with bankruptcy (whether pursuant to a filing of a voluntary or an involuntary petition under the United States Bankruptcy Code, or any amendments, modifications, revisions or successors statutes thereto) or other court proceeding to a debtor-in-possession, trustee in bankruptcy or receiver or other officer or agency, any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, any transfer pursuant to a separation agreement, equitable distribution agreement or community property distribution agreement, or the entry of a final court order in a divorce proceeding from which there is no further right of appeal.



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                  In the event of any Involuntary Transfer, the Company shall give written notice to each shareholder upon the occurrence, or prospective occurrence, of such Involuntary Transfer within fifteen (15) days of the date on which the Company is notified of the occurrence or prospective occurrence of such Involuntary Transfer. The foregoing provisions of this Section 2.c. then shall apply, except (i) the Option Price shall be the value of the Company as determined by a qualified representative of a nationally recognized investment banking or accounting firm mutually agreeable to the Company, Purchaser, and the shareholder who made, or may make, the Involuntary Transfer, multiplied by the percentage of all equity interests in the Company that is then represented by the shares that are the subject of the Involuntary Transfer, such independent appraised value to take into account the earnings and book value of the Company, and (ii) the appraiser shall deliver written notice of such valuation to the Company and to all other shareholders promptly following his completion of such valuation, and such written notice shall be considered the Option Notice for purposes of this Section 2.c. The cost of the appraisal shall be shared equally by the Company and the shareholder who made, or may make, the Involuntary Transfer.

                  At the closing of any purchase by the Company or any shareholders pursuant to this Section 2.c.vi., the involuntary transferee shall deliver certificates representing the common shares being purchased, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, and such shares shall be conveyed free and clear of any liens, claims, options, charges, encumbrances or rights of others arising through the action or inaction of the involuntary transferee, and the involuntary transferee shall so represent and warrant. The involuntary transferee shall further represent and warrant that he is the beneficial owner of such shares.



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                  In the event the provisions of this Section 2.c.vi. shall be held to be unenforceable with respect to any particular Involuntary Transfer of common stock, or if all of the shares subject to the Involuntary Transfer are not purchased by the Company and/or one or more shareholders, and if the involuntary transferee subsequently desires to transfer such common stock, the involuntary transferee shall be deemed to be a "Transferring Shareholder" under
Section 2.c. and shall be bound by the other provisions of this Agreement.

                  vii. Notwithstanding anything to the contrary contained in this Section 2.c., no shareholder shall transfer any common shares at any time if such action would constitute a violation of any federal or state securities laws or a breach of the conditions to any exemption from registration of the shares under any such laws or a breach of any undertaking or agreement of such shareholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Each shareholder agrees that any shares purchased or acquired by such shareholder shall bear appropriate legends restricting the sale or other transfer of such shares in accordance with applicable federal and state securities laws, in addition to a legend referring to the restrictions set forth in this Agreement.

         d. Rights With Regard to Registration of Purchaser's Common Shares.

                  i. In the event that the Company registers any of its common stock or other securities under federal and state securities laws for a primary offering or a secondary offering by the Company or any of the officers or directors of the Company who are also shareholders (a "Management Shareholder"), Purchaser shall have piggy-back registration rights to include all common stock then owned by Purchaser (collectively, the "Purchaser's Common Shares"), in any such offering on a pro rata basis. The Company shall give Purchaser notice of such proposed registration at least thirty (30) days prior to the filing of a registration statement. Upon the written



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request of Purchaser delivered to the Company within twenty (20) days after the receipt of the notice from the Company, which request shall state the number of Purchaser's Common Shares that Purchaser wishes to sell or distribute publicly under the registration statement proposed to be filed by the Company, the Company shall use its best efforts to register Purchaser's Common Shares, and to cause such registration to become and remain effective so long as the Company keeps such registration effective as to any other common stock of the Company. Purchaser's Common Shares registered pursuant to this Section 2.d.i. must be purchased and offered for sale by a bona fide underwriter or underwriters in a public offering on a firm commitment basis. The Company's managing underwriter shall have the right to limit in whole or in part the total number of Purchaser's Common Shares to be sold hereunder, so long as such limitation is applied on a pro rata basis with respect to all shares proposed or requested to be registered by the Company and all shareholders. The expenses of any such offering shall be borne by the Company, except for Purchaser's pro rata share of any underwriter's discount or sales agent's commission.

                  ii. If, in connection with any registration under this Section 2.d, any of the common shares of Company stock require registration or qualification under the securities or "blue sky" laws of any state, or the approval of any state governmental official or authority, the Company shall take all requisite action and use its best efforts to cause such shares to be duly registered, qualified or approved as may be required. If any shares meet the criteria for listing on any exchange on which such stock of the Company is then listed, the Company shall apply for and use its best efforts to obtain a listing of all such shares on such exchange.

                  iii. Except as provided in Section 2.d.i. above, the Company shall pay all of the expenses in connection with the registration of any shares of Company stock, including, without



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limitation, the costs of preparing, printing and filing the registration statement in compliance with the 1933 Act, the fees and expenses of counsel and accountants for the Company, Management Shareholders and Purchaser for qualifying the offering under the securities or "blue sky" laws and regulations of the state in which the offering is qualified.

         e. Sale of the Company.

                  i. At any time after April 4, 2000, and before the consummation of a Purchaser Approved Offering, if a bona fide offer is made by any person (other than Purchaser, or any person or entity related to or affiliated with Purchaser), to purchase all or substantially all of the assets or shares of stock of the Company, and Funding gives the Company written notice that it desires such offer to be accepted, the Company and its shareholders shall either accept the offer and consummate the sale on the terms and conditions of the offer (in which case, if the transaction is a stock sale or merger, Purchaser also shall sell all of its equity interests in the Company on those terms and conditions), or the Company shall acquire all the equity interests owned by Purchaser and Funding in the Company on the same terms and conditions as the offer; provided, however, that if such offer is made prior to April 4, 2002, the Company shall have no such obligation unless the total consideration of such offer is at least $50,000,000. If at any time Funding approves the sale of substantially all of the assets or shares of stock of the Company, then Purchaser shall vote its shares in favor of the transaction so approved and, if the transaction is a stock sale or merger, shall sell all of its equity interests in the Company on the terms and conditions so approved.

         In determining the total consideration for purposes of the foregoing, any deferred payment shall be discounted to present value at a discount rate of eight percent (8%) per annum. If the total consideration set forth in the offer includes anything other than cash and/or marketable securities (the



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"Non-Cash Consideration") then the Company, at its option, may acquire
Purchaser's equity interests for the product of (a) either (i) the Non-Cash Consideration specified or (ii) cash in the amount of the fair market value of the total consideration set forth in the offer, multiplied by (b) the percentage of all outstanding equity interests of the Company that then is owned by Purchaser. Such fair market value shall be determined pursuant to the terms of the Stock Purchase Agreements dated April 4, 1997 and March 31, 1998 by and among the Company, Funding and the other stockholders of the Company (the "Funding Purchase Agreements").

         If the offer contemplates an asset sale, the Company may acquire Purchaser's equity interests for cash equal to the product of (a) the after-tax value to the Company of the consideration set forth in the offer multiplied by
(b) the percentage of all outstanding equity interests of the Company that is then owned by Purchaser. If the Company decides to acquire Purchaser's and Funding's equity interests, the Company shall acquire Purchaser's and Funding's equity interests for cash within ninety (90) days from the date of Funding's written notice.

                  ii. At any time before the consummation of a Purchaser Approved Offering, if any assets or stock of the Company is sold for any reason, or if the Company is merged or consolidated, then the following payments (the "Management Shareholder Payments") to the Management Shareholders in connection with such sale, merger or consolidation shall be deemed, for purposes of this Agreement, as part of the total consideration to be paid for the Company so that Purchaser shall be entitled to receive from the Company, pari passu with the rights of holders of the Company's Class B Common Stock and all other holders of the Company's Class C Common Stock to be paid with respect to the Management Shareholder Payments, and before any distribution to shareholders, a priority distribution equal to the product of (1) the sum of (a) all payments made to



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a Management Shareholder in consideration of any covenant not to compete or consulting agreement, plus (b) the component of any compensation to a Management Shareholder for employment services that is in excess of the prevailing industry average compensation, paid by companies that are similar to the company that will be making the payments to the Management Shareholder, for the management responsibilities actually to be performed by the Management Shareholder, as such average compensation is mutually agreed between the Company, the Management Shareholder and Funding, or if they cannot agree, then as determined by a current survey of total compensation conducted by a qualified representative of a nationally recognized investment banking or accounting firm mutually agreeable to the Company, the Management Shareholder, and Funding, multiplied by (2) the percentage of all equity interests in the Company that is then owned by Purchaser.

         The priority distribution due Purchaser under this Paragraph 2.e.ii. shall be paid on the same schedule as the Management Shareholder Payments are received by the Management Shareholder. If the Company has insufficient funds to pay the portion of the priority distribution that is due at the time a Management Shareholder receives a Management Shareholder Payment, the Management Shareholders receiving Management Shareholder Payments shall pay Purchaser the amount of such insufficiency pro rata in accordance with the proportionate amounts of each such Management Shareholder's Payments, such amount to be paid on the same schedule as the payments are received by the Management Shareholder.

         f. Right of Co-Sale. In addition to the rights set forth in Section 2.c, at any time prior to the consummation of a Purchaser Approved Offering, Purchaser shall have the right to participate pro rata to the full extent of its equity interest in the Company in any sale or transfer of stock, other



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than a gift, charitable donation or other sale or transfer representing less than One Percent (1%) of the Company's outstanding common stock, by the Company or any shareholder of the Company.

         g. Rights of Class C Shares on Liquidation, Dissolution or Winding Up. The following provisions shall apply until the earlier of (i) the consummation of a Purchaser Approved Offering, or (ii) the redemption or conversion of all outstanding shares of the Company's Class C Common Stock:

                  i. In the event of any liquidation, dissolution or winding up of the Company (including without limitation a liquidation or reorganization under Chapter 11 of the United States Bankruptcy Code of 1978, as amended and as may hereafter be amended), (a "Liquidation"), after payment of any priority distributions due to Purchaser under Section 2.e.ii. above, the holders of the Company's Class C Common Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders (pari passu with the holders of the Company's Class B Common Stock, and before any payment shall be made to the holders of any shares of the Company's Class A Common Stock) an amount equal to the stated value of $2.00 (subject to appropriate adjustment for stock dividends, stock splits, combinations, and similar recapitalizations affecting the Company's Class C Common Stock) per share of the Company's Class C Common Stock (the "Stated Value"), with such amount to be calculated as of the date of such payment.

                  ii. If, upon any Liquidation, the assets of the Company available for distribution to its shareholders shall be insufficient (a "Liquidation Insufficiency") to pay the holders of the Company's Class C Common Stock and Class C Common Stock the full amount to which they shall be entitled pursuant to Section 2.g.i., the



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holders of the Company's Class B Common Stock and the holders of the Company's
Class C Common Stock shall be entitled to receive, pari passu, all the assets of the Company available for distribution to its shareholders.

                  iii. If there is no Liquidation Insufficiency and payment shall have been made to the holders of the Company's Class B Common Stock and the holders of the Company's Class C Common Stock of the full amount to which they are entitled, the holders of the Company's Class B Common Stock and the holders of the Company's Class C Common Stock shall then be entitled to share in all remaining assets and funds of the Company ratably in proportion to the number of shares of Company common stock held by such holder.

                  iv. Unless such transaction is approved by the directors elected by the holders of the Company's Class B Common Stock, the merger or consolidation of the Company into or with another corporation in which the stockholders of the Company shall own less than Fifty Percent (50%) of the voting securities of the surviving corporation or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company shall be deemed to be a Liquidation as such term is used in this Section 2.g. The amount deemed distributed to the holders of the Company's Class B Common Stock and the holders of the Company's Class C Common Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holder by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined by a competent independent appraiser mutually agreed upon by the holders of the Company's Class B Common Stock and the Company. The Company shall, upon receipt of such appraiser's valuation, give prompt written notice of the appraiser's valuation to the holders of the Company's Class B Common Stock and the holders of the Company's Class C Common Stock. The fees of such



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appraiser shall be shared 50% by the Company, and 50% (shared pro rata) by the holders of the Company's Class B Common Stock and the holders of the Company's Class C Common Stock.

                  v. The Company's Articles of Incorporation shall contain provisions consistent with this Section 2.g. until the earlier of (i) the consummation of a Purchaser Approved Offering, or (ii) the redemption or conversion of all outstanding shares of the Company's Class C Common Stock.

         i. Representation on the Board of Directors; Visitation Rights. Until a Purchaser Approved Offering has been consummated or Purchaser no longer owns any equity interest in the Company, there shall be, and the Company's Articles of Incorporation shall provide for, at least five (5) members on the Company's Board of Directors, two (2) of whom shall be elected by the holders of the Company's Class B Common Stock voting as a class, and the remainder of whom shall be elected by the holders of the Company's Class A Common Stock voting as a class. The holders of the Company's Class B Common Stock shall have the right to remove and replace two (2) members of the Board at any time, and the holders of the Company's Class A Common Stock shall have the right to remove and replace the remaining members of the Board at any time. The Company shall pay each director elected by the holders of the Company's Class B Common Stock a fee of Two Thousand Five Hundred Dollars ($2,500.00) for attendance at each meeting of the Board of Directors. Board meetings will occur at least quarterly. The holders of the Company's Class C Common Stock shall have the right to appoint a representative who shall have the right to attend meetings of the Company's Board of Directors as a visitor.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         In connection with the purchase of the Class C Shares hereunder, the Company hereby represents and warrants to Purchaser as follows:



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         a. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has the requisite corporate power and authority to own or lease its properties and to carry on its business as now conducted. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the failure to be so qualified would have a material adverse effect on the Company and has delivered to Purchaser a good standing certificate for each such jurisdiction.

         The Company has delivered to Purchaser true and complete copies of the Company's Articles of Incorporation and Bylaws (the "Organizational Documents"), in each case as amended to the date hereof, and such Organizational Documents are in full force and effect on the date hereof. The Company has delivered to Purchaser a true and complete list of all officers and directors of the Company. The Company has no Affiliates (as defined in Rule 12b-2 of Regulation 12B promulgated under the Securities Exchange Act of 1934, as amended), except for officers, directors and shareholders disclosed to Purchaser pursuant to this Agreement.

         b. Capital Stock. The authorized capital stock of the Company consists of Twenty-Five Million (25,000,000) shares of Class A Common Stock, no par value per share, of which Four Million Six Hundred Twenty-Five Thousand (4,625,000) shares are duly and validly issued and outstanding, fully paid and non-assessable, Twenty-Five Million (25,000,000) shares of Class B Common Stock, no par value per share, of which Four Million Three Hundred Thirty Thousand Eight Hundred Fifty (4,330,850) shares will be duly and validly issued and outstanding, fully paid and non-assessable upon Closing, and Twenty-Five Million (25,000,000) shares of Class C Common Stock, no par value per share, of which One Million Seven Hundred Fifty Thousand (1,750,000) shares will be duly and validly issued and outstanding, fully paid and non-assessable upon Closing Eight Hundred Seventy



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Five Thousand (875,000) shares to Purchaser, and Eight Hundred Seventy Five
Thousand (875,000) shares to Spotswood).

         All of the outstanding Class A Common Stock of the Company is owned by the Shareholders other than Funding, and all of the outstanding Class B Common Stock of the Company is owned by Funding. The Company does not have any other shares, classes of shares or other debt or equity securities which are authorized, issued or outstanding. None of the stock has been issued in violation of any preemptive rights.

         The Class C Shares are duly authorized and upon issuance to the Purchaser shall be validly issued to Purchaser, free and clear of all liens or rights of any nature whatsoever, and without violation of any preemptive rights but subject, as to 258,521 of the Class C Shares, to the Voting Trust Agreement. Except for the options described on Schedule 3.b., there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other rights, agreements or commitments which obligate the Company to issue, call, repurchase, redeem or transfer any of its capital stock, or that restrict the transfer of or otherwise relate to the Company's capital stock.

         c. Business. The Company is engaged primarily in the business of hardware and service sales, Internet access, communications networking and related consulting.

         d. Investments. The Company does not own or have, directly or indirectly, any material interest or investment (whether as equity or debt) in, or own any of the capital stock of, any corporation, partnership, joint venture, business, trust or other entity.

         e. Authority. The Company has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate actions of the Board of Directors and shareholders of the Company. This Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with their respective terms and conditions.

         f. No Consents. No consent, waiver, approval, license or authorization of, or designation, declaration or filing with, any person or governmental or regulatory authority on the part of the Company is required in connection with the execution or delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby.

         g. No Violation. Neither the execution and delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, shall (a) conflict with the Organizational Documents of the Company, (b) violate or constitute a default under any contract or other agreement to which the Company is a party or by which the Company is bound, (c) violate any law, rule or regulation of any state or of the United States or any judgment, decree, order, regulation or rule of any court or any governmental or regulatory authority, or (d) result in or require the creation of any lien or other encumbrance upon or with respect to the Class C Shares or any of the assets or other securities of the Company.

         h. Financial Statements. Attached hereto as Schedule 3.h. are unaudited financial statements, balance sheets, income statements and cash flow statements of the Company for the years ended December 31, 1996 and December 31, 1997 (the "Financial Statements"). To the best knowledge of the Company, the Financial Statements have been prepared in conformity with GAAP, and fairly and accurately reflect the financial condition of the Company as of the respective dates thereof in conformity with GAAP. To the best knowledge of the Company, all interim financial statements for periods after December 31, 1997 that have been, or pursuant to Section 5.c below will be, delivered to Purchaser, have been and will be prepared in conformity with GAAP, and fairly and accurately reflect the financial condition of the Company as of the respective dates thereof in conformity with GAAP.

         The Company does not have any debts, liabilities or other obligations of any nature (whether contingent or fixed, accrued or not accrued, liquidated or not liquidated, known or unknown, asserted or not asserted, and including without limitation any direct or indirect obligation to provide funds in respect of, or to guarantee, act as surety for, or assume, any debt, liability or other obligation of any nature of any individual, corporation, joint venture, partnership or other entity) except (i) liabilities specifically disclosed or reserved against on the Financial Statements, (ii) liabilities which in the aggregate are not material, (iii) ordinary business expenses incurred in the ordinary course of business since the date of the last Financial Statements, or
(iv) liabilities disclosed on Schedule 3.h. Except as disclosed on Schedule 3.h., the Company is current on all debts, accounts payable and lease payments as of the date hereof.

         i. No Material Adverse Change. Since the date of the most recent Financial Statements there has been no material adverse change in the condition, financial or otherwise, assets, liabilities or business of the Company, nor has there been any event or condition of any character that has or may in the future materially and adversely affect the business or prospects of the Company. Since the date of the most recent Financial Statements there has been no dividend or other distribution or payment in respect of the stock of the Company.

         j. Taxes. The Company has paid or made adequate provision for payment of all federal, state and local income, payroll, sales, property and other taxes, assessments, liabilities, fees and other governmental charges (including interest and penalties) whether or not in dispute, which have or may become due with respect to any period ending on or prior to the Closing Date, and has filed all required tax returns and reports which are required to be filed. No tax deficiency has been asserted, proposed or threatened against the Company for taxes for the current year or for any prior period which has not been fully settled or paid, nor has any issue been raised by the Internal Revenue Service or any other taxing authority which reasonably can be expected to result in a deficiency for any period. The Company's tax returns have never been audited, nor has the Company received any notice of a planned audit or any communication that would lead a reasonable person to believe that an audit is currently being considered by a tax authority.

         k. Contracts. The Company is not in material breach of or in material default under any contract, commitment, agreement, loan, lease or other instrument (the "Contracts") which materially and adversely affects the Company, and the Company is not aware of any breach by any other party to any of the Contracts. The terms of all Contracts are in all material respects arm's length terms.

         l. Property. Except for the property leased pursuant to the leases listed on Schedule 3.l. (copies of which have been provided to Purchaser), and the liens described on Schedule 3.1, the Company has good and marketable title to all real and personal property reflected on the Financial Statements, and to all assets acquired since the date of the most recent Financial Statements, free and clear of any material liens, claims or encumbrances, except for liens for taxes not yet due and payable and inventory which has either been used or consumed or has been sold in the ordinary course of business. To the best of the Company's knowledge, there are no material assets used by the Company in the conduct of its business which are not either owned by the Company or leased to the Company under one of the leases described in Schedule 3.l.

         m. Lawsuits. Except as set forth in Schedule 3.m., there is no pending claim, suit or action, or legal, administrative, arbitration or other proceeding or governmental investigation, nor is there any basis for any such action, before any federal, state, local, or other court or governmental authority, nor to the best of the knowledge of the Company, has any such action been threatened, (i) against the Company or (ii) against any of the officers or directors of the Company. The Company has delivered to Purchaser a true and correct copy of the pleadings in all lawsuits in which the Company is a party. The Company does not know of any judgment, order, writ, injunction, decree or award that has been issued by, or requested of, any court, administrative or governmental agency, arbitrator or other authority which does or may result in any material adverse change in the business, properties, assets or financial condition of the Company.

         n. Compliance with Laws. The Company is in substantial compliance, and at all times the Company has conducted its business and affairs in substantial compliance, with all federal, state and local statutes, laws, ordinances, requirements, rules, regulations or orders applicable to its business, including without limitation the Occupational Safety Health Act of 1970, as amended; the Equal Employment Opportunity Act of 1972, as amended; federal, state and local laws, rules and regulations of the Federal Trade Commission and other governmental authorities relating to franchising; state and federal securities laws; and laws and regulations requiring licenses or permits (including, without limitation, permits relating to the handling or discharge of Hazardous Materials) or the payments of taxes. The Company has not received any notice asserting any noncompliance. The Company has all licenses, permits and approvals necessary for the conduct of its business. The Company has not granted a license or other right to use any tangible or intangible assets used in or related to the business. From the Company's inception, none of the Company's directors or officers have been arrested or convicted of any material crime, nor have any of them been bankrupt or served as an officer or director of a bankrupt company.

         o.       Environmental Matters.

                  i. To the best of the Company's knowledge, neither the Company nor any property owned or operated by the Company has been or is in violation of, nor does the Company have any liabilities under, any Environmental Law (as defined in Section 3.o.iii.). To the best of the Company's knowledge, there are no actions, suits or proceedings, demands, claims, notices, or investigations (including, without limitation, notices, demand letters or requests for information from any Environmental Agency (as defined in Section 3.o.v.), instituted, pending, or threatened, relating to any liability under any Environmental Law of the Company or respecting any property owned or operated by the Company.

                  ii. To the best of the Company's knowledge, no Hazardous Materials (as defined in Section 3.o.iv.) have been generated, treated, stored or disposed of at, or transported to or from, any properties owned or operated by the Company at any time, except in compliance with applicable Environmental Laws. To the best of the Company's knowledge, no friable asbestos containing material is in use, or is or has been stored or disposed of, on or upon any properties owned or operated by the Company. To the best of the Company's knowledge, no polychlorinated biphenyls ("PCBs") are located on or in any properties owned or operated by the Company in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with applicable Environmental Laws. To the best of the Company's knowledge, no underground storage tanks are located on any properties owned or operated by the Company or were located on any properties owned or operated by the Company and subsequently removed or filled.

                  iii. "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Environmental Agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the usage, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

                  iv. "Hazardous Materials" means solid waste (as that term is defined under the Resource Conservation and Recovery Act, 42 U.S.C.A. Section 6901 et seq. ("RCRA"), and the regulations adopted pursuant to RCRA), hazardous waste (as that term is defined under RCRA and the regulations adopted pursuant to RCRA), hazardous substances (as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section 9601 et seq. ("CERCLA"), and the regulations adopted pursuant to CERCLA), and other pollutants, including, without limitation, any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis or chemicals.

                  v. "Environmental Agency" means the United States Environmental Protection Agency, any state agency in a state where the Company owns or operates properties which is similar in jurisdiction to the United States Environmental Protection Agency, or any other federal, state or local agency responsible for regulating or enforcing laws, rules, regulations and ordinances relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         p. Intellectual Property. The Company is the sole and exclusive owner of, or has the valid and continuous right to use, free and clear of all liens, claims, and encumbrances, all trademarks, service marks, trade names, trade secrets, copyrights, patents, franchises and applications therefor, or other intangible property, owned by, licensed to or otherwise used by the Company. The Company also is the sole and exclusive owner of, or has the valid and continuous right to use, free and clear of all liens, claims and encumbrances, all background technologies and manufacturing procedures used by it in providing services or products to its customers. The Company has not infringed or otherwise violated any trademark, service mark, trade name, trade secret, copyright, patent, franchise or other intangible property right of another. Except as set forth on Schedule 3.p., the Company is not required to pay any royalty, license fee, commission or other payment to any person or entity with respect to any trademark, service mark, trade name, trade secret, copyright, patent, franchise or other intangible property. The Company has not granted any person or entity the right to use any of the Company's trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or other intangible property, nor is it aware of any such use by another person or entity.

         q. Insurance. Schedule 3.q. contains a true and correct list, together with copies of certificates or cover pages, of all policies of insurance owned and/or maintained by the Company. All physical properties and assets of the Company are covered by fire and other insurance against casualty loss customarily covering properties and assets of comparable businesses in this region, in amounts which are reasonable in light of existing replacement costs. The Company maintains general liability, workers' compensation and other usual types of insurance in reasonable amounts. The Company is not now in default regarding the provisions of any policy of insurance, and has not and shall not have failed to give any notice or present any claim thereunder in due and timely fashion.

         r. Books and Records. To the best of the Company's knowledge, the books and accounts and other corporate records of the Company are complete and correct in all material respects.

         s. Employee Relations. Since the date of the most recent Financial Statements, there has been no material adverse change in the relationship between the Company and its employees nor any strike or labor disturbance by such employees and, to the best of the Company's knowledge, such a change, strike or labor disturbance is not likely. The Company is in substantial compliance with all applicable laws relating to the employment of labor, including without limitation any provisions thereof relating to wages and hours, discrimination due to age, religion, sex, national origin, disability or immigration status.

         Schedule 3.s. contains true, complete and correct information as to the names and rates of compensation (regardless of form) of all current employees of the Company, together with information as to any bonus, incentive, insurance, compensation plan, welfare, retirement, defined benefit, 401(k), pension, profit sharing, salary reduction, deferred compensation, stock purchase, stock option, vacation, holiday and sick pay or other similar benefit plans (said plans being referred to as the "Plans") in which any such employees of the Company participate. All obligations of the Company, whether arising by operation of law, by contract or by past custom, for payment by it to trusts, retirement plans or other funds or any governmental agency with respect to unemployment compensation benefits, social security benefits or any other benefits for employees of the Company have been paid or shall be paid by the Company at the time the Company is obligated to make such payments. All benefits payable directly to the Company's employees have been paid or shall be paid by the Company at the time the Company is obligated to make such payments. All reasonably anticipated obligations of the Company, whether arising by operation of law, by contract or by past custom, for vacation and holiday pay, bonuses and other forms of compensation or benefits which are or may become payable to employees or any of them have been paid, or shall be paid, in accordance with the provisions of applicable laws, regulations, benefit plans or policies.

         t. Broker Fee. All broker, finder or professional fees associated with the transactions contemplated by this Agreement have been disclosed in this Agreement or on Schedule 3.t, and shall be paid by the Company as and when due.

         u. Customers and Suppliers. The Company does not know of any customer or supplier of the Company who intends to terminate or reduce its business with the Company, whether as a result of this Agreement or otherwise. The Company is not bound by any concession or arrangement with any customer or supplier which is outside the ordinary course of the Company's business or not made generally available to other customers or suppliers of the Company.

         v. Employee Benefit Plans. True, complete and correct copies of all relevant documents with respect to the Plans, including, but not limited to, each of the following documents: (i) a copy of the Plan and each related trust or other funding agreement, including insurance contracts (and all amendments thereto) (ii) the last filed Form 5500; (iii) the most recent determination letter received from the United States Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"); and (iv) the summary plan descriptions and all material modifications thereto, have been delivered to Purchaser.

         All Plans comply in all substantial respects and the Company has administered and operated each such Plan in substantial compliance with the requirements of applicable law, including, without limitation, the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), and the Code, and no such Plan that is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

         The Company does not maintain and is not required to contribute to any multi employer plan (as defined in Section 3(37) of ERISA) for the benefit of employees or former employees of the Company.

         The Pension Benefit Guaranty Corporation ("PBGC") has not instituted proceedings to terminate any of the Company's defined benefit plans and no condition exists that presents a risk that such proceedings shall be instituted. There has been no "reportable event" within the meaning of Section 4043(b) of ERISA with respect to any defined benefit plan and no defined benefit plan has been terminated within the preceding six years or is expected to be terminated. No liability (other than for the payment of premiums) to the PBGC has been or is expected to be incurred by the Company or any officer, director, shareholder or employee of the Company with respect to any defined benefit plan.

         w. Unlawful Payments. Neither the Company nor any shareholder, director, officer, agent, employee or other person associated with or acting on the Company's behalf has directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or for other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Company; or made any bribe, rebate payoff, influence payment, kickback or other unlawful payment to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained.

         x. Small Business Concern. The Company, taken together with its "affiliates" (as that term is defined in Section 121.401 of Title 13 of the Code of Federal Regulations), is a "Small Business Concern" within the meaning of
Section 103(5) of the SBIC Act, and the regulations thereunder including Title 13, Code of Federal Regulations, Section 121.3, and meets the applicable size eligibility criteria set forth in Title 13, Code of Federal Regulations, Section 121.802(a)(2). The Company does not presently engage in any activities for which a small business investment company is prohibited from providing funds by the SBIC Act and the regulations thereunder, including Title 13, Code of Federal Regulations, Section 107.

         y. Small Business Administration Documentation. The Company has provided the Purchaser with a Small Business Administration ("SBA") Form 480 (Size Status Declaration) and SBA Form 652 (Assurance of Compliance) which have been completed and executed by the Company, and SBA Form 1031 (portfolio Finance Report), Part A of which has been completed by the Company.

         z. No Omission. The Company has not intentionally omitted to state to Purchaser any material fact relating to the Company that is necessary in order to make the statements made to Purchaser in this Agreement, in the light of the circumstances under which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         In connection with the sale of the Class C Shares hereunder, Purchaser hereby represents and warrants to the Company that:

         a. Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of North Carolina.

         b. Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action of Purchaser. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms and conditions.

         c. No Violation. Neither the execution and delivery of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, shall
(i) conflict with the Articles of Organization or Operating Agreement of Purchaser, (ii) violate or constitute a default under any contract or other agreement to which Purchaser is a party or by which Purchaser is bound, or (iii) violate any law, rule or regulation of any state or of the United States or any judgment, decree, order, regulation or rule of any court or any governmental or regulatory authority, which would have a material adverse effect on the Company or the transactions contemplated herein.

         d. No Consents. No consent, waiver, approval, license or authorization of, or designation, declaration or filing with, any person or governmental or regulatory authority on the part of Purchaser is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby or thereby, except to the extent obtained by Purchaser prior to Closing or to the extent that their failure to be obtained would not have a material adverse effect on the Company or the transactions contemplated hereby.

5. AFFIRMATIVE COVENANTS AND AGREEMENTS

         From the date hereof, until the consummation of a Purchaser Approved Offering or the sale by Purchaser of all of its equity interests in the Company, the Company shall comply with the following:

         a. Conduct of Business. The Company (a) shall conduct its business in the ordinary course and, without the prior written consent of Funding, except in the ordinary course of business, shall not enter into, or permit the Company or any assets of the Company to become bound by or subject to, any Contract, and
(b) shall continue to manage the inventories, accounts receivable, accounts payable and payroll of the Company in accordance with past practice in the ordinary course of business. The Company shall promptly notify Purchaser of any actions or proceedings of the type described in Section 3.m.

         b. Corporate Examination and Investigations. Purchaser, shall be entitled, through its employees and representatives, including, without limitation, Purchaser's counsel and accountants, on a reasonable basis, to make such investigation of the assets, properties, business and operations of the Company and such examination of its books, records and financial condition, as Purchaser wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Company shall cooperate fully therein. No such investigation undertaken by Purchaser shall relieve the Company of any liability hereunder. In order that Purchaser may have full opportunity to make such business, accounting and legal review, examination or investigation, the Company shall make available at its principal office to the representatives of Purchaser during such period all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and shall cause the officers, employees, consultants, agents, accountants and attorneys of the Company to cooperate fully with such representatives in connection with such review and examination. The information obtained by Purchaser shall remain confidential and shall be disclosed only to the officers, employees managers, members, prospective members and representatives of Purchaser or the SBA.

         c. Delivery of Financial Materials. The Company shall deliver to Purchaser (i) within thirty (30) days of the end of each month, monthly year-to-date financial statements prepared in accordance with GAAP (including profit and loss, cash flow, and balance sheet) and certified by the Company's chief financial officer, a backlog report, customer contract job status report, accounts receivable, accounts payable agings and a monthly one-page management summary of operations; and (ii) within ninety (90) days after the fiscal year end, (a) an annual independent certified audit from an outside accounting firm designated by the Company and reasonably acceptable to Funding and (b) projections for the next year in the same format as the financial statements.

         d. Other Deliveries. The Company shall deliver to Purchaser the following documents or information as applicable: (i) within thirty (30) days after filing, a copy of all material documents filed with government agencies, including without limitation, the Internal Revenue Service, the Environmental Protection Agency and the Securities Exchange Commission; (ii) within thirty
(30) days after filing, a copy of any pleadings of any lawsuits filed by or against the Company; (iii) within ten (10) days after receipt, a copy of any notification received by the Company of any defaults under any Contracts to which the Company is a party, and (iv) within ten (10) days after delivery to the Company's senior lender, a copy of any reports, certificates or information provided to the Company's senior lender.

         e. Insurance. The Company shall carry and maintain in effect insurance coverage with reputable insurers, which coverage in respective amounts, types and risks insured is adequate for the business conducted by the Company as reasonably determined by Funding. Such insurance coverage shall include, without limitation, directors' and officers' liability insurance.

         f. Activities and Proceeds.

                  (i) Neither the Company nor any of its subsidiaries will engage in any activities or use directly or indirectly the proceeds from the Class C Shares for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act and the regulations promulgated thereunder, including Title 13, Code of Federal Regulations, Section 107.

                  ii. The Company will use the proceeds from the Class C Shares to provide working capital to develop existing and future projects. The Company will deliver within ninety (90) days of the Closing to Purchaser a written report, certified as correct by the Company's chief financial officer, verifying the purposes and the amounts for which proceeds from the Class C Shares have been disbursed, and, if the proceeds have not been fully disbursed within that ninety-day period, an additional report also so certified, delivered not later than the end of each succeeding ninety-day period, verifying the purposes and the amounts for which proceeds have been disbursed. The Company will supply to Purchaser such additional information and documents as Purchaser reasonably requests with respect to use of proceeds and will permit Purchaser to have access to any and all Company records and information and personnel as Purchaser deems necessary to verify how proceeds have been or are being used and to assure that the proceeds have been used for the purposes specified. The Company agrees that any diversion by the Company of the proceeds of the Class C Shares for any purpose other than those set forth above, without the prior written consent of Purchaser, will constitute a breach of the covenants of the Company under this Agreement (a "Proceeds Event of Default").

                  iii. The Company will not, without obtaining the prior written approval of Purchaser, change within one (1) year of the Closing the Company's business activity from that described above to a business activity which a small business investment company is prohibited from providing funds by the SBIC Act and the regulations promulgated thereunder. The Company agrees that any such changes in its business activity without such prior written consent of Purchaser will constitute a breach of the covenants of the Company under this Agreement (an "Activity Event of Default").

                  iv. If either a Proceeds Event of Default or an Activity Event of Default occurs, Purchaser hereunder shall have the right to demand immediate repayment of the purchase price of the Class C Shares, together with interest at the rate of 12% per annum to the date of repayment, and the Company will immediately make such payment within three (3) days of receipt of a demand. The payment remedy is in addition to any and all other rights and remedies against the Company and others to which Purchaser may be entitled.

6. FOREBEARANCES OF THE COMPANY

         Except with the prior written consent of Funding, or the affirmative vote of the directors elected by the holder of the Class B Shares, until the consummation of a Purchaser Approved Offering or sale by Purchaser of all of its equity interests in the Company, the Company shall not:

         a. carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, change its corporate structure or establish or acquire any new subsidiary or invest in any Affiliates;

         b. enter into (i) any material agreement, arrangement, lease or commitment not made in the ordinary course of business;

         c. issue or sell any shares of capital stock representing in excess of One Percent (1%) of the outstanding shares of the Company (except pursuant to the exercise of options described on Schedule 3.b., or options issued to employees pursuant to the terms of the Company's Stock Option Plan as in effect on the date hereof), or create any new class or series of securities;

         d. issue, grant or authorize any options (except options described on Schedule 3.b., or options issued to employees pursuant to the terms of the Company's Stock Option Plan as in effect on the date hereof), convertible debt or preferred stock representing, in the aggregate, in excess of One Percent (1%) of the outstanding shares of the Company, or redeem any outstanding shares of the Company representing, in the aggregate, in excess of One Percent (1%) of the outstanding shares of the Company.

         e. amend or repeal its Organizational Documents;

         f. merge with any other corporation or permit any other corporation to merge into it or consolidate with any other corporation; acquire control over any other corporation or organization or create any subsidiary; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice;

         g. fail to maintain its corporate existence in good standing or fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

         h. transact any business or enter any agreement with the Company's Board of Directors, any shareholder, or any other individual officer of the Company, unless such transaction is negotiated and consummated at arm's length;

         i. increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in a manner consistent with past practice and approved by the Compensation Committee of the Company's Board of Directors;

         j. change the location or nature of its business operations or invest any funds in any entity not strictly related to its business;

         k. file any bankruptcy or receivership petition or make an assignment for the benefit of creditors;

         l. agree to do any of the foregoing.

7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

         The obligation of Purchaser to enter into and complete the Closing is subject, at its option, to the fulfillment on or prior to the Closing Date of the following conditions, the imposition of which is solely for the benefit of Purchaser, any one or more of which may be waived by Purchaser:

         a. The representations and warranties of the Company contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         b. The Company shall have performed in all material respects all obligations and complied with all covenants or forebearances required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

         c. The Company shall have delivered a certificate to Purchaser, dated the Closing Date and signed by the President and the Secretary or Treasurer of the Company, to the effect that the applicable conditions set forth in this Section have been satisfied.

         d. The Company shall have delivered a certificate to Purchaser, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying and attaching a copy of the Company's Organizational Documents as in effect as of the Closing Date.

         e. Purchaser shall have received an opinion of counsel to the Company, dated the Closing Date, as to such matters as Purchaser may reasonably request with respect to the transactions contemplated hereby.

         f. Purchaser shall have received all such certified resolutions, certificates, documents or instruments with respect to the Company as Purchaser may reasonably require to carry out the intent and purpose of this Agreement.

         g. No action, suit or proceeding shall have been instituted before any court, governmental or regulatory body or arbitral tribunal, or instituted or threatened by any governmental or regulatory body, which has or may have, in the opinion of Purchaser, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

         h. No action, suit or proceeding shall have been instituted before any court, governmental or regulatory body or arbitral tribunal, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

         The obligation of the Company to enter into and complete the Closing is subject, at its option, to the fulfillment on or prior to the Closing Date of the following conditions, the imposition of which is solely for the benefit of the Company, any one or more of which may be waived by the Company:

         a. The representations and warranties of Purchaser contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         b. Purchaser shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

         c. Purchaser shall have delivered a certificate to the Company, dated the Closing Date and signed by the President and the Secretary or Treasurer of the general partner of Purchaser, to the effect that the applicable conditions set forth in this Section have been satisfied.

         d. The Company shall have received all such certified resolutions, certificates, documents or instruments with respect to Purchaser as the Company may reasonably require to carry out the intent and purpose of this Agreement.

         e. No action, suit or proceeding shall have been instituted before any court, governmental or regulatory body or arbitral tribunal, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions.

9. EXPENSES

         At Closing, the Company shall (i) pay Geneva Associates, LLC a total advisory fee of $87,000 for its services in connection with the transactions contemplated hereunder and under the Stock Purchase Agreement with Spotswood dated the date hereof, and (ii) pay all reasonable out-of-pocket costs and expenses (including, without limitation, legal, accounting and consulting fees) incurred by Purchaser in connection with its due diligence and the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby. Amounts to be paid by the Company at Closing under Section 9(ii) shall be paid directly out of the payment of the purchase price for the Class C Shares at Closing.

10. INDEMNIFICATION

         a. Obligation of the Company to Indemnify. The Company agrees to indemnify, defend and hold harmless Purchaser against and in respect of any and all claims, demands, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties and reasonable attorneys' fees ("Losses"), which directly or indirectly arise, result from or relate to the breach by the Company of, or the failure by the Company to comply with or perform, the Company's representations, warranties, covenants or agreements contained in this Agreement. To compensate Purchaser for the reduction in the capitalization of the Company as the result of any indemnification payment by the Company hereunder, the amount of any indemnification payment hereunder shall be equal to the sum of (i) the amount of Purchaser's Losses plus (ii) an amount such that, following the indemnification payment, Purchaser would be in the same position as if the shareholders of the Company (other than Purchaser) had made such indemnification payment to Purchaser directly.

         b. Obligation of Purchaser to Indemnify. Purchaser agrees to indemnify, defend and hold harmless the Company against and in respect of any and all Losses which directly or indirectly arise, result from or relate to the breach by Purchaser of, or the failure by Purchaser to comply with or perform, any of its representations, warranties, covenants or agreements contained in this Agreement.

11. TERMINATION

         a. This Agreement may be terminated subject to this Section 11, as follows:

                  i. At any time on or prior to the Closing Date, by the mutual written consent of the Company and Purchaser;

                  ii. At any time on or prior to the Closing Date, by Purchaser in writing, if the Company has, or by the Company in writing if Purchaser has, in any material respect, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, and in the case of (i) and (ii) if such breach has not been cured by the earlier of ten (10) days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

                  iii. On the Closing Date, by either Purchaser or the Company in writing, if any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby have not been satisfied or fulfilled; or

                  iv. By either Purchaser or the Company in writing, if the Closing Date has not occurred by the close of business on July 15, 1998.

         b. Effect of Termination. In the event of a termination of this Agreement for any reason, each party may seek any remedies available to it, including claims for damages, specific performance or injunctive relief.

12. CLAIMS FOR INDEMNIFICATION

          Any claim for indemnification which is based upon a final judgment, decree or award of a court of competent jurisdiction requiring the payment of money by any party to this Agreement or any of its officers, directors or controlling persons, shall be conclusive as to the amount of such claim, provided a certified copy of such judgment, decree or award accompanies the notice relating to such claim and provided further that the party seeking indemnification shall have complied with Section 14 of this Agreement.

         Any claim for indemnification shall be conclusive in all respects thirty (30) days after receipt by the other party of notice thereof, unless within such period the indemnifying party shall have sent to the party seeking indemnification, and the party seeking indemnification shall have received, notice questioning the propriety of the claim, in which case such claim, unless settled by agreement of the parties, shall be promptly referred to arbitration as provided in Section 13. In the event that a party makes a claim for indemnification, and the indemnifying party contests that claim but the claim is not settled or referred to arbitration within sixty (60) days after receipt by the indemnifying party of notice of the claim from the party seeking indemnification, such claim shall be regarded as conclusive in all respects.

13. DISPUTE RESOLUTION

         All disputes arising hereunder between the parties shall be referred to arbitration under the Uniform Arbitration Act as adopted in Delaware, according to the rules of the American Arbitration Association. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof. As part of such award, the arbitrator shall be promptly paid by the party that initiates the proceeding, but the portion of each such fee and expenses which represents the same percentage thereof as the percentage of the amount of the claim represented by the amount awarded shall be added to the amount of the award and shall be borne by the indemnifying party. Any award shall be a conclusive determination of the matter and shall be binding upon Purchaser and the Company and shall not be contested by either of them. Arbitration proceedings shall be held in the city of Dover, Delaware unless the parties agree upon another location. In any such action the prevailing party, in the judgment of the arbitrator, shall be entitled to an award of its costs and attorneys' fees incurred in the action.

14. THIRD PARTY CLAIMS

         In the event that any legal proceeding shall be instituted, or any claim or demand shall be asserted, by any third party in respect of which indemnity may be sought by Purchaser or the Company pursuant to the provisions of this Agreement, the party seeking indemnification, with reasonable promptness after obtaining knowledge of such proceeding, claim or demand shall give written notice thereof to the other party, who shall then have the right, at its option and expense, to be represented by counsel of its choice in connection with such matter, which counsel shall be reasonably satisfactory to the party seeking indemnification, and to defend against, negotiate, settle or otherwise deal with any such proceeding, claim or demand; provided, however, that without the prior written consent of the party seeking indemnification, which consent shall not be unreasonably withheld, the indemnifying party shall not consent to the entry of any judgment in or agree to any settlement of any such matters; and provided further that the party seeking indemnification may retain counsel, at its own expense, to represent it and participate in connection with any such proceeding or claim or demand. Failure by the indemnifying party to notify the party seeking indemnification of the indemnifying party's election to defend any proceeding, claim or demand with respect to which indemnity is sought within thirty (30) days after notice thereof shall have been given by the party seeking indemnification shall be deemed a waiver by the indemnifying party of its right to defend against such matter. If the indemnifying party assumes defense of any such proceeding, claim or demand, it shall take or cause to be taken all steps necessary in connection with such defense, and the party seeking indemnification shall in all events be entitled to indemnity with respect to such matter, as provided in this Agreement. In the event that the indemnifying party does not elect to defend any proceeding, claim or demand with respect to which indemnity is sought, the party seeking indemnification may defend against, settle or otherwise deal with any such proceeding, claim or demand in such matter as it may in its good faith discretion deem appropriate and the indemnifying party shall be liable for indemnification with respect to such matter, including without limitation the reasonable costs of such defense, as provided in this Agreement. In the event of any proceeding, claim or demand by a third party with respect to which a claim for indemnification is made hereunder, the parties hereto agree that they will cooperate fully with each other in connection with the defense or settlement of such matter.

15. MISCELLANEOUS.

         a. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         b. Waiver of Compliance. Any failure of Purchaser or of the Company to comply with any obligation, agreement or condition contained herein may be expressly waived in writing by the Company or Purchaser, respectively, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No waiver shall be binding unless executed in writing by the party or parties making such waiver.

         c. Assignment; Binding on Successors. This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto, provided, however, that Purchaser may assign any or all of its rights and obligations hereunder to any person or entity to whom Purchaser transfers any of the Class C Shares; provided, however, that the Purchaser shall be the sole representative of any such transferee in dealing with all matters pertaining to this Agreement. This Agreement shall be binding on, and inure to the benefit of, the parties to it and their respective legal representatives, successors and permitted assigns.

         d. Representations and Warranties. All representations, warranties and agreements of the parties contained in this Agreement, or in any Schedule, instrument, certificate or other writing provided for herein, shall survive the Closing.

         e. Notices. Except as provided in this Section 15.e., all notices or other communications hereunder shall be in writing and shall be effective (a) when personally delivered by courier or otherwise to the party to be given such notice or other communication, or (b) on the business day following the day such notice or other communication is sent by telex, facsimile or similar electronic device, fully prepaid, which telex, facsimile or similar electronic communication shall promptly be confirmed by written notice or (c) on the fifth day following the date of deposit in the United States mail if such notice or other communication is sent by certified or registered air mail (or its equivalent) with return receipt requested and postage thereon fully prepaid. The addresses for such notices shall be as follows:

                  If to Purchaser:

                           Blue Ridge Investors Limited Partnership
                           c/o Blue Ridge Investors Group, Inc.
                           First Union Tower
                           P. O. Box 21962
                           Greensboro, North Carolina  27420
                           Attention:  Russell R. Myers and Edward C. McCarthy
                           Facsimile: (336) 274-4984

                  With a copy to:

                           Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. Post Office Box 26000
                           Greensboro, North Carolina  27420
                           Attention:  Marc D. Bishop
                           Facsimile (336) 378-1001

                  If to the Company:

                           I 3S, Inc.
                           1330 River Bend, Suite 600
                           Dallas, Texas  75247
                           Attention:  President
                           Facsimile:  (214) 631-5480

                  With a copy to:

                           Clay C. Scott, Jr.
                           7501 Inwood Road
                           Post Office Box 7569
                           Dallas, Texas  75209
                           Facsimile:  (214) 358-2851

Any party hereto may, by notice to the other parties hereto, change its address for receipt of notices hereunder.

         f. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

         g. Entire Agreement. This Agreement, including the Schedules, Exhibits and other documents referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or understandings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.

         h. Headings; References. The headings appearing in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. All references herein to Sections, Exhibits and Schedules refer to the Sections contained in, and the Exhibits and Schedules attached to, this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

ATTEST:                                     I 3S, INC.


       /s/ illegible                              By: /s/ James R. Price
----------------------------                          --------------------------
                                                  James R. Price, President

(CORPORATE SEAL)

                                            BLUE RIDGE INVESTORS LIMITED
                                            PARTNERSHIP

                                            By: Blue Ridge Investors Group, Inc.


                                            By:    /s/ Russ R. Myers
                                               ---------------------------------
                                               Russ R. Myers, President


         The Shareholders execute this Agreement solely for the purpose of agreeing to the provisions of Section 2 hereof and waiving any and all preemptive rights with respect to the issuance of the Class C Shares hereunder, which rights are hereby waived.


                                                    /s/ James R. Price
                                           -------------------------------------
                                           James R. Price

                                                    /s/ Gary A. Dobbins
                                           -------------------------------------
                                           Gary A. Dobbins

                                                    /s/ Clay C. Scott, Jr.
                                           -------------------------------------
                                           Clay C. Scott, Jr.

                                                    /s/ Charles Bo Price
                                           -------------------------------------
                                           Charles Bo Price

                                                    /s/ George Venner
                                           -------------------------------------
                                           George Venner

                                         I3S FUNDING I, L.L.C.

                                          By: GENEVA ASSOCIATES, L.L.C., Manager


                                               By: /s/ Russ R. Myers
                                                  ------------------------------
                                                  Russ R. Myers, Member-Manager